EXHIBIT 4.3



                        INVESTORS MANAGEMENT GROUP, LTD.
                             1995 STOCK OPTION PLAN
                    EMPLOYEE INCENTIVE STOCK OPTION AGREEMENT

             OPTION AGREEMENT, made and entered into this 1st day of August, 1995, between INVESTORS MANAGEMENT GROUP, LTD., an Iowa corporation (the "Company"), and ___________________, an individual resident of Iowa ("Employee").

             WHEREAS, the Company has adopted the Investors Management Group, Ltd. 1995 Stock Option Plan (the "Plan") which permits issuance of stock options for the purchase of shares of common stock of the Company and the Company has taken all necessary actions to grant the following option pursuant and subject to the terms of the Plan.

             NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and Employee hereby agree as follows:

             1. Grant of Option. The Company hereby grants Employee the right and option (hereinafter called the "Option") to purchase all or any part of an aggregate of__________ (________) shares of the Company's common stock at the option price of __________ Dollars (______) per share on the terms and conditions set forth in this agreement and in the Plan. It is understood and agreed that the option price is the per share fair market value of such shares on the date of this agreement. The Company intends that the Option shall be an Incentive Stock Option governed by the provisions of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The terms of the Plan and the Option shall be interpreted and administered so as to satisfy the requirements of the Code. A copy of the Plan will be furnished upon request of Employee.

             2. Vesting of Option Rights. The Option shall not be exercisable the first time by Employee except in accordance with subsection 422(d) of the Code. Except as provided in the preceding sentence or as otherwise provided in section 3 of this agreement, the Option may be exercised by Employee in accordance with the following schedule:

                                           Cumulative percentage of
             On or after each of            shares with respect to
             the following dates          which Option is exercisable

                August 1, 1996                          20%
                August 1, 1997                          40%
                August 1, 1998                          60%
                August 1, 1999                          80%
                August 1, 2000                         100%

             Notwithstanding the foregoing, the Option may be exercised as to 100% of the shares of common stock of the Company for which the Option is granted on the date of (a) Employee's death; (b) Employee's disability within the meaning of Code section 22(e)(3); or (c) a "change of control", as hereinafter defined. A "change of control" shall mean any of the following: (i) the acquisition by any person (individual, entity or group) of beneficial ownership of more than 50% of the then outstanding shares of common stock of the Company and, for this purpose, the terms "person" and "beneficial ownership" shall have the meanings provided in
   Section 13(d) or 14(d) of the Securities Exchange Act of 1934 or related rules promulgated by the Securities and Exchange Commission; (ii) the commencement of or public announcement of an intention to make a tender or exchange offer for more than 50% of the then outstanding shares of the common stock of the Company; (iii) a sale of all or substantially all of the assets of the Company; or (iv) the Board of Directors of the Company, in its sole and absolute discretion, determines that there has been a sufficient change in the stock ownership of the Company to constitute a change in control of the Company. Notwithstanding the foregoing, the following acquisitions shall not constitute a "change of control":
   (1) any acquisition directly from the Company by a shareholder who is also an employee of the Company; (2) any acquisition by the Company; (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or
   (4) any acquisition by a shareholder who is also an employee of the Company.

             The Option shall terminate at the close of business on August 1, 2005 [not later than ten (10) years from date of grant] or such shorter period as is prescribed herein. Employee shall not have any of the rights of a shareholder with respect to the shares subject to the Option until such shares have been issued to Employee upon the proper exercise of the Option.

             3. Exercise of Option after Death or Termination of Employment. The Option shall terminate and may no longer be exercised if Employee ceases being employed by the Company or its subsidiaries, except that:

             (a) If Employee's employment shall be terminated for any reason, voluntary or involuntary, other than death or disability (as set forth in section 3(c)) or as a result of Employee's serious misconduct, Employee may at any time within a period of three (3) months after such termination exercise the Option to the extent the Option was exercisable by Employee on the date of the termination of Employee's employment; and

             (b) If Employee's employment is terminated as a result of Employee's serious misconduct, including but not limited to wrongful appropriation of funds or the commission of a gross misdemeanor or felony, the option shall be terminated as of the date of the misconduct; and

             (c) If Employee dies in the employ of the Company or a subsidiary or within three (3) months after the termination of such employment for any reason other than Employee's serious misconduct, or Employee's employment is terminated because Employee has become disabled (within the meaning of Code section 22(e)(3)) while in the employ of the Company or a subsidiary, the Option may, within twelve (12) months after Employee's death or date of termination for such disability, be exercised to the extent that Employee was entitled to exercise the Option on the date of Employee's death or termination of employment, if earlier, by Employee or Employee's personal representatives, if applicable, or by the person or persons to whom Employee's rights under the Option pass by will or by the applicable laws of descent and distribution;

   provided, however, that the Option may not be exercised to any extent by anyone after the termination date of the Option.

             4. Investment Representation. Employee hereby represents and agrees that any shares of stock which Employee may acquire pursuant to the exercise of the Option will be acquired for long-term investment purposes and not with the view toward the distribution or sale thereof in a public offering within the meaning of the federal Securities Act of 1933. Employee acknowledges that at the time of acquisition such shares will not be registered under either the federal or applicable state securities laws, and that the Company will be relying upon the foregoing investment representation in agreeing to issue such shares to Employee. Employee acknowledges that the transferability of such shares will be subject to restrictions imposed by all applicable federal and state securities laws and agrees that the certificates evidencing such shares may be imprinted with an appropriate legend setting forth these restrictions on transferability.

             5. Method of Exercise of Option. Subject to the foregoing, the Option may be exercised in whole or in part from time to time by serving written notice of exercise on the Company at its principal office in Des Moines, Iowa. The notice shall set forth the number of shares as to which the Option is being exercised and shall be accompanied by payment of the purchase price. Payment of the purchase price shall be made by check, bank draft or money order payable to the Company; [or, (i) by delivering to the Company for cancellation shares of the Company's common stock already owned by Employee having a fair market value equal to the full purchase price of the shares being acquired, or (ii) a combination of cash and such shares. The fair market value of such shares shall be determined as provided in section 5 of the Plan].

             6. Restriction on Transfer of Shares; Repurchase Option. In addition to the restrictions on transferability which are set forth in section 4, the Company's By-Laws restrict ownership of shares to employees of the Company. Employee agrees not to sell, transfer, exchange or otherwise dispose of any of the shares of Company stock acquired pursuant to the exercise of the Option in violation of the restrictions on transfer contained in the Company's By-Laws and without first offering to sell such shares to Company in accordance with the terms of this section 6. If Employee wishes to dispose of or encumber any of such shares, Employee shall deliver a written notice to the Company, which notice shall specify the person to whom the shares are to be disposed of or encumbered, the purchase price or other consideration to be received by Employee for such shares, and the terms upon which such purchase price or other consideration is to be paid. The delivery of such written notice to the Company shall constitute an irrevocable offer by Employee to sell the shares described in such notice to the Company upon the same terms and conditions as are specified in the notice. The Company may accept such offer by delivering a written acceptance to Employee within thirty (30) days after receipt of the written notice from Employee. If the Company elects to accept such offer, the purchase of such shares shall be closed within thirty (30) days upon the same terms as are specified in Employee's written notice, or upon such other terms as are mutually acceptable to the parties. If the Company elects not to accept such offer or if the Company allows such offer to expire without being accepted, Employee shall be able to transfer such shares on the terms specified in the written notice to the Company to the person identified therein provided the transfer does not violate the restrictions set forth in section 4 or in the Company's By-Laws. If such transaction is not consummated within sixty (60) days, such shares shall again be subject to the repurchase option described in this section 6.

             7. Mandatory Sale to Company. As noted in Section 6, the Company's By-Laws restrict ownership of shares to employees of Company. Therefore, any shares acquired pursuant to exercise of the Option granted herein shall be sold to, and purchased by, the Company following Employee's termination from employment with the Company. With respect to shares acquired prior to termination from employment, such sale and purchase shall occur within the later of 30 days following the termination or thirteen (13) months following the date on which the shares were acquired. With respect to shares acquired after termination from employment pursuant to Section 3, such sale and purchase shall occur within thirteen (13) months following the date on which the shares are acquired. The price for a sale and purchase transaction pursuant to this
   Section 7 shall be an amount equal to one times the average of the Company's total annual operating revenues per share for the two full calendar years immediately preceding the date of the purchase and sale transaction, as determined by the Company's regular accountants. For purposes of this determination, the accountants shall include all issued and outstanding shares of the Company as well as all shares of the Company subject to outstanding vested Options. The Company shall pay the purchase price in substantially equal annual installments over a period of five years. The first installment payment will be made no later than 30 days after the date the shares are tendered for sale. Subsequent installment amounts will be evidenced by a promissory note from the Company delivered to the selling shareholder at the closing. The note delivered at closing must bear a reasonable rate of interest, agreed to be prime rate, determined as of the closing date and will provide for equal annual installments with interest payable with each installment, the first installment being due and payable one year after the closing date. The note will also provide for acceleration in the event of 30 days default of the payment on interest or principal and will grant to the Company the right to prepay the note in whole or in part at any time or times without penalty; provided, however, the Company may not have the right to make any prepayment during the calendar year in which the closing date occurs.

             8.   Miscellaneous.

             (a) This Agreement shall not confer on Employee any rights with respect to continuance of employment with the Company or any subsidiary of the Company, nor will it interfere in any way with the right of the Company to terminate such employment at any time. Neither Employee nor Employee's legal representative, legatees or distributees, as the case may be, will be or will be deemed to be the holder of any shares subject to the Option unless and until the Option has been exercised and the purchase price of the shares purchased has been paid in full.

             (b) The Option may not be transferred, except by will or the law of descent and distribution to the extent provided in subsection 3(b), and during Employee's lifetime the Option is exercisable only by Employee.

             (c) If there shall be any change in the stock subject to the Option through merger, consolidation, reorganization, recapitalization, stock dividend, stock split or other change in the corporate structure of the Company, the Committee may, in accordance with the terms of the Plan, make such adjustments in the number of shares and the price per share of the shares subject to the Option as it, in its sole discretion, deems appropriate in order to prevent dilution or enlargement of the option rights granted hereunder.

             (d) The Company shall at all times during the term of the Option reserve and keep available such number of shares of the Company's common stock as will be sufficient to satisfy the requirements of this Agreement.

             (e) If Employee shall dispose of any of the shares of stock acquired upon exercise of the Option within two (2) years from the date the Option was granted or within one (1) year after the date of exercise of the Option, then, in order to provide the Company with the opportunity to claim the benefit of any income tax deduction, Employee shall promptly notify the Company of the dates of acquisition and disposition of such shares, the number of shares so disposed of and the consideration, if any, received for such shares.

             (f) Employee agrees not to disclose the contents or any of the terms and conditions of the Option to any person other than Employee's spouse, accountant or legal counsel and agrees that such disclosure may result in both immediate termination of the Option without the right to exercise any part thereof and termination of employment with the Company.

             (g) The terms and conditions set forth in this Agreement and in the Plan shall be binding upon the Employee, the Employee's personal representatives or the person or persons to whom Employee's rights under the Option pass by will or by the applicable laws of descent and distribution.

             IN WITNESS WHEREOF, the Company and Employee have executed this Agreement on the day and year first above written.

                                      INVESTORS MANAGEMENT
                                         GROUP, LTD.



                                      By:  _________________________________
                                      Its: _________________________________



                                           _________________________________
                                                ["Employee"]